EXHIBIT 99.1

Bradington-Young to Consolidate Operations in Hickory, N.C.

MARTINSVILLE, Va., Nov. 8, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) will transfer the Cherryville, N.C. operations and corporate offices of its Bradington-Young leather upholstery division to Hickory, N.C., consolidating its domestic upholstery finished goods production at the company's Hickory plant.

"We expect that the consolidation of manufacturing operations to Hickory, Bradington-Young's newest and most efficient facility, will enhance long-term competitiveness and improve efficiencies," said Alan Cole, president of Hooker Upholstery. "The lagging recovery and the emergence of a more value conscious consumer require the most productive and efficient operating platform for every furniture company," he said. "Because of the greater efficiencies in our existing Hickory plant, the availability of highly skilled and productive labor in the area and the lower costs and fewer complexities of operating one finished goods manufacturing facility, we see this as a very positive move for Hooker and Bradington-Young. In the short-term, we expect the move will enable us to reduce redundancies and significantly lower our break-even point with the goal of achieving profitability at current sales levels. In the long-term, this can be a great launch pad for growth, as we expect a lot of good employees from Cherryville will move with us, and we believe we have the property to expand the Hickory facility as needed for the foreseeable future. While domestic leather sales at Bradington-Young declined from 2005 to 2009, sales increased at a double-digit rate over the last four quarters," Cole said.

"The majority of the 121 employees from the 140,000-square-foot Cherryville facility will be offered transfers to the consolidated Hickory facility," Cole said. The Hickory plant, built in 1990, is nearly 100,000 square feet and currently employs 75 workers. In addition, employees from Bradington-Young's Cherryville corporate offices will be offered transfers to an approximately 30,000 square foot office and support facility near the Hickory plant. "Some positions in Cherryville will be eliminated due to redundancy with the Hickory operation," Cole said.

Bradington-Young's leather cutting and sewing operations will remain at its separate, existing cover plant in Cherryville due to the specialized nature of that auxiliary plant for the storing, cutting and sewing of leather. The leather cutting and sewing plant will supply the consolidated Hickory plant.

Bradington-Young plans to implement the consolidation over the next 60 days and expects it to be complete by mid January 2011. "Once the consolidation is finalized, we expect the Hickory plant to operate at close to its capacity," Cole said. "We believe this move will result in a strong, growing and profitable upholstery division that contributes financially to the ongoing success of Hooker Furniture," Cole said.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

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Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to; when or whether we are able to implement and complete the Cherryville relocation and consolidation as expected; whether the expected number of employees will be willing to transfer to the Hickory manufacturing and administrative facilities; whether we incur higher than expected charges or cash expenditures related to the Cherryville relocation and consolidation; whether we will achieve anticipated operating cost savings and efficiencies when and if the Cherryville relocation and consolidation is completed; whether we experience disruptions to our domestic manufacturing operations resulting from the planned Cherryville relocation and consolidation; when and whether we will be able to dispose of the Cherryville plant and surplus or obsolete machinery and equipment at anticipated values; as well as other risk and uncertainties discussed under the heading "Forward-Looking Statements" in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2010.

Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACT:  Hooker Upholstery
          Alan Cole, President
          336.210.4525